PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS THIRD QUARTER 2010 EARNINGS
Tuesday, October 26, 2010     11:00 am local time

Facilitator:  Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Amy, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended September 30, 2010.

Please be advised all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  [Facilitator Instructions.]  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp’s future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp’s Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management’s knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp’s 3rd quarter 2010 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mr. David Mead, Interim President and Chief Executive Officer, and Mr. Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Mead, you may begin your conference.

David Mead:  Thank you Amy.  Good morning everyone and welcome to our call today.

This morning, Peoples Bancorp reported a loss after preferred dividends of $101 thousand dollars or 1 penny per common share for the third quarter of 2010.  Elevated credit costs were the main cause of our disappointing results for the quarter, despite linked-quarter improvements in net interest income and margin, and operating expenses.  Year to date net income for 2010 totaled $3.5 million through September, which was a little more than double the $1.6 million in the same period last year.

Our markets have continued to experience an extremely difficult economy, with no noticeable recovery in economic conditions, which has prolonged the strain on the financial condition of many commercial borrowers.  This dynamic, combined with lower commercial real estate market values, has led to an extended period of abnormally high credit costs for Peoples.  During the third quarter, credit costs related to our loan portfolio totaled $9 million dollars before tax, that included provision for loan losses of $8 million, and write-downs of $565 thousand on loans held for sale and $447 thousand on other commercial real estate owned.

Net chargeoffs were $8 million for the quarter which mirrored our provision expense, with the majority of chargeoffs resulting from writedowns of impaired commercial real estate loans based on the underlying collateral.  The allowance for loan losses at September 30th remained high on an historical basis at $27.2 million, or 2.68% of total loans.  Total nonperforming assets were down slightly from the linked quarter, and stood at $41.6 million, or 2.21% of total assets on September 30th.  We had expected to see more of a decline in nonperforming assets during the quarter from the anticipated sale of our primary property held in OREO and another group of loans held for sale based in Arizona.  The sales did not occur but we continue to pursue viable buyers of these assets.  Third quarter loan delinquency in the 30 to 90 day period was comparable to the 1 to 2 percentage range we’ve seen in the first two quarters of 2010, we did have some modest improvement in terms of absolute dollars.

Throughout this credit cycle, we have actively tried to identify and reach resolution on problem loans as quickly and prudently as possible.  Unfortunately, we don’t believe we’ve reached a turning point in the economic cycle yet, especially in our market areas.  It will take more time for our asset quality to return to a more normal state.  We will continue to actively seek resolution on credit issues but anticipate asset quality remaining troublesome for us well into 2011.

Despite the challenges we faced, Peoples did not stand still in the third quarter, but continued to execute on our strategies to drive shareholder value.  Net interest income levels were comparable to the second quarter due to a slight increase in net interest margin related to our active management of the balance sheet.  Fee income was stable as compared with the linked and prior year quarters, and operating expenses were down versus the same periods.  During the third quarter, we also took steps to reduce risk in the balance sheet and position our company for future growth through the sale of $87 million in investment securities and the early repayment of $60 million in high-cost debt.  These transactions produced a modest net gain of $188 thousand, but more importantly reduced counterparty and interest rate risk, and were net interest income neutral in the one year time horizon.  Ed will have more to say about these.

Peoples remained a healthy, sound company during the quarter as evidenced by our capital ratios.  Our capital ratios have remained substantially higher than the regulatory minimums needed to be considered “well capitalized”.  Our capital level is a source of strength to weather the storm of the current economic cycle.  In fact, all of our risk-based capital and leverage ratios improved over the second quarter and were substantially higher than at December 2009.

As you know, the third quarter was also a time of transition for the company with the resignation of Mark Bradley as President and CEO.  However, our core team of senior management remains intact and has been working closely together with our board of directors to provide our company with strong leadership in this transition phase.  We are excited about the future and are actively seeking a new, permanent CEO candidate through a retained executive search firm.

I will now turn the call over to Edward Sloane, Peoples’ CFO, for his additional comments on third quarter results.

Edward Sloane:  Thanks David.

As David mentioned, we continued our proactive management of the balance sheet during the quarter with the sale of $87 million in investment securities and the early extinguishment of $60 million in market repurchase agreement borrowings.  The securities no longer met our risk-reward criteria and were sold in order to reduce interest rate risk within the portfolio.  Net one-time gains associated with the sales totaled $3.8 million.  We were also able to reduce our counterparty risk and reliance on wholesale funding through the early repayment of the market repurchase agreements.  Losses on the early extinguishment of this debt totaled $3.6 million, and the borrowings had a weighted average rate of 4.53%.  The result of these transactions is an improvement in our overall balance sheet risk profile, and no material impact to net interest income in the one-year time horizon.  We will continue to be opportunistic in our management of the balance sheet, and take steps to mitigate risks where it makes sense.

Net interest margin increased 9 basis points from the linked quarter to 3.58%, reflecting the impact of the third quarter deleveraging on overall funding costs.  Net interest income was comparable to the second quarter at $15.3 million, even with a slightly smaller balance sheet.  We are pleased with the stability in net interest income and higher margin, despite a lack of earning asset growth.   Looking forward to the fourth quarter and 2011, we expect some net interest income and margin compression from the flatter interest rate environment.  Our ability to reduce funding costs will be limited, and assets continue to re-price at lower current market rates.  Consequently, we project our fourth quarter margin to be in the upper 3.40’s to low 3.50’s range.

During the third quarter, gross loans declined by $5 million, as reductions in commercial and consumer real estate balances were partially offset by growth in our C&I and real estate construction portfolios.  We have continued to see our consumer loan portfolio decline as the majority of our mortgage production has gone to the secondary market and our indirect auto loan production has slowed.  Overall loan demand in our markets is still lagging due to the weak economy, and we are expecting a continued flat to declining loan balance trend throughout the rest of 2010.  Our visibility into loan grown is limited for 2011, but we anticipate it to be a challenge unless economic conditions improve.

On the other side of the balance sheet, total deposits were down $6 million from the linked quarter end, as we continued to execute our strategy of reducing higher-cost deposits.  In the absence of earning asset growth, we have priced long term CDs, as well as some out-of-market CDs much lower throughout 2010, which has led to some deposit run-off.  However, checking, savings, and money market balances continued their steady growth during the third quarter.  As we’ve seen market interest rates stagnate and investment opportunities dwindle, our strategy has been to drive funding shorter, and reduce interest costs where possible while still retaining core deposit relationships.  We’ve also focused on reducing our reliance on wholesale funding by repaying matured borrowings.  In addition to the $60 million in borrowings that we prepaid, we repaid $15 million in wholesale borrowings that matured during the quarter.

Our balance sheet has ample liquidity and is well-positioned for future earning assets growth and the rising interest rate environment.  However, until loan demand increases or more attractive investment opportunities are presented, we anticipate that net interest income and margin will be pressured.  Our balance sheet strategy is to profitably grow loans, maintain good liquidity, continue to change our funding mix, and to use excess cash to pay down borrowings as they come due.  We continue to prepare the balance sheet for the return of our TARP capital, which will occur as soon as is prudent to do so.

In other operating results for the quarter, Peoples’ non-interest income was $7.7 million, and was comparable with the linked and prior year quarters. Trust and investment, mortgage banking, and electronic banking income were all up over last year’s third quarter, while deposit service charges and BOLI income were down.  Deposit account service charges in the third quarter were basically equal to the second quarter, and we were watching them closely given the implementation of new overdraft fee regulations in August.  We have taken steps to minimize the impact of these regulations on deposit service charge revenue by proactively contacting customers to explain the benefits of our Overdraft Privilege Program and process their “opt in” and “opt out” responses.  These efforts have gone well, but we think that it is still too early to project the possible impact on future service charge income.

Operating expense for the third quarter was controlled at $14.0 million, down from $14.3 million in the linked quarter and comparable to last year’s third quarter.  The linked quarter reductions were due mainly to lower salaries and employee benefit costs, net occupancy and equipment expense, and expenses associated with foreclosed real estate and other loans.  As compared with the linked quarter, Peoples steady total revenue and reduction in operating expense led to an improvement in the efficiency ratio to 58.78% from 60.28%.  Through the first nine months of 2010, total operating expense was $42.8 million, down 2.9% from 2009 due mainly to lower FDIC expenses and declines associated with our continuing cost control initiatives.  We are pleased that we’ve been able to keep our costs in line as revenue expansion has been difficult.

And now I will turn the call back to David for his final comments.

David Mead:  Thanks Ed.

As we noted, the third quarter had some positives in core operating results that were overshadowed by losses associated with credit quality.  Net interest income and margin have remained stable despite decreases in earning assets.  Costs have been controlled, capital and liquidity are strong, and our revenue stream remains diversified through our fee-based businesses.  However, asset quality remains problematic, and weak economic conditions persist in our markets.

It is true that we are facing our share of challenges, but we are preparing Peoples to emerge from this economic cycle as a strong, growing company.  The company is continuing to implement current strategies, and our board of directors is working together with senior management to refine our strategies for the future.  We will continue to manage both sides of the balance sheet to improve performance and wring out risk where prudent to do so.  Credit issues will be aggressively and proactively worked through while we continue to build our sales and service capabilities within our markets.

Our key strategic priorities are to generate long-term stabilized earnings and increase shareholder value. We know the economic recovery will eventually gain traction.  So even as we continue to resolve current credit quality issues, we are focused on the future and evaluating strategies that begin to benefit the company in 2011 and beyond.  We are confident of our ability to manage through the current economic environment and achieve these objectives.

This concludes our commentary, so we will open this call for questions.  Once again, this is David Mead and joining me for the Q and A session is Ed Sloane.  I will now turn the call back into the hands of our call facilitator Amy.  Thank you.

Question and Answer Session

Facilitator: Thank you. [Facilitator Instructions.]  At this time, gentlemen, we have no questions in the queue.  Do you have any closing remarks?  Oh, I apologize.  One party just came in.  One moment, please.  Your question comes from Sumanta Biswas with Polaris. Please go ahead.

Sumanta Biswas:  Hi.  I had a quick question on the commercial real estate.  If you could provide us some granularity as to the end users of these properties that are looking to be stressed - does it come from a particular segment of the economy or is it widespread or - if you could give some granularity on that, that’ll be useful.

Edward Sloane:  Yes, sir. This is Ed Sloane. The comments I would make here - we did have eight commercial real estate-type loans enter into the non-performing asset bucket during the quarter. The segment that I mentioned, commercial real estate, is - has shown the most stress out of our loan portfolio, and in particular, non-owner-occupied-type properties within that segment. Retail - retail facilities, office buildings and strip centers probably represent the biggest level of stress, or the highest level of stress, in that segment of the portfolio.

Sumanta Biswas:  And they’re geographically concentrated in any particular location or -

Edward Sloane:  Right. Geographically, it’s been primarily in our market area, in and around the Columbus market.

Sumanta Biswas:  And if you look at the loan and all the commercial portfolio right now, are there any new areas where you’re anticipating stress?

Edward Sloane:  No. Again, the areas have been more in the non-owner-occupied pieces, commercial and industrial, or C&I-type loans have been very stable through the economic cycle. And all other aspects of the portfolio are reasonably stable and that also shows up in our delinquency trends, which have stayed in the 1% to 2% range in the 30-to-90 day bucket.

Sumanta Biswas:  And about your coverage ratios, 73% are non-performing loans.  How is that going to look over the two quarters?

Edward Sloane:  Well, it’s a hard call on how non-performing loans will move as we move into 2011.  We did make comments in the conference call and in the earnings release that we do expect continued stress in commercial real estate as we move through 2011.  It’s certainly an extension of what we saw in 2010. Again, the stress should be more in the commercial real estate side which will keep credit costs somewhat elevated all the way through next year.

Sumanta Biswas:  And what’s the unemployment rate in the Columbus area now?

David Mead:  The unemployment - this is Dave Mead.  The unemployment rate in Ohio in September was 10%.  It was just a bit higher than what the national average is.  We don’t see any predictions of the unemployment rate coming down significantly in 2011.  If you look at our areas within Ohio and West Virginia and Kentucky that we operate in, clearly, some of the areas are a little bit higher than average and some are a little bit lower, but I think in general, that 10% on average is what we’re experiencing as well.

Sumanta Biswas:  And more generally speaking, if you look at the jobs lost and the new jobs that might be coming up, I mean, this mismatch, is it significant, a structural risk there, or is it just a temporary unemployment and the people got unemployed, but their same skill set can get back in the employment as the economy moves up?

David Mead:  Okay.  This is Dave Mead again.  I think that’s a tough question to answer.  I think clearly, in areas within our region of the country, you’ve seen employers, or we’ve seen employers, who have basically shut their doors.  So unlike some previous economic recessions where employees were laid off and were later able to be rehired, we have instances now in Ohio where that won’t be the case.  The jobs are no longer there for people to go back to.  So I would say there’s some structural issues there in the State of Ohio in the short-term.  In the long-term, of course, the region is continuing to work on new ideas, new strategies, new types of industries.

Sumanta Biswas:  So as you said, your strategy is to increase shareholder value and increase cash flows and everything else.  So it might be a big challenge, even if as the economy pulls up, if these people cannot be re-employed, then to foresee balance sheet growth in any shape or form, it may be quite a challenge for some period of time.  Is that a fair generalization?

Edward Sloane:  This is Ed.  There’s no question that the economy is going to be the driver of those types of things and it will certainly have the greatest impact on unemployment rates, on property values, things of that nature that will then spark some improvement in the credit cycle here.  So again, the economy is the main driver.  We have been working diligently in the markets that we see the potential for growth in the Columbus - in and around the Columbus area and then also south of our headquarters in the Huntington, West Virginia, Ashland, Kentucky, area, as we see potential for growth in those as the economy recovers.  We’ve invested in new commercial lenders in and around those areas to serve those markets.  So we see those as real potential growth opportunities for us as we move through 2011.

Sumanta Biswas:  I’m not sure why - I mean, how will that growth happen, meaning if the unemployment, as you said, is a structural move where the total earning capacity of the region has come down and it’s (inaudible) go up more, the only way it can grow is by taking market share.  Am I right or -

David Mead:  I would - this is Dave Mead.  I would agree that taking market share is an important element of our strategy.  As Ed mentioned, we’ve added two - recently, we’ve added two seasoned commercial lenders in two different market areas that were previously underserved by Peoples that is part of our footprint.  And we’re - the Company is working on a strategic plan through 2015 at the present time, and a lot of what we’re driving is strategy specifically to grow our franchise and stabilize our earnings.  And there are a number of different strategies that we can pursue to help grow this company and we plan to grow this company.

Sumanta Biswas:  Um-hum.  And I’m pretty sure most of your competitors would be doing the same thing and - which means a much more competitive environment than what we have seen before.  So as far as - it may be deposit gathering, making loans.  So as you did say that net interest margin will be under pressure, but on more - we have are long-term investors.  So I’m just thinking that even over the next many quarters, this competitive pressure is only going to increase as everybody tries to take a bigger share of the pie.  Is that fair to say?

Edward Sloane:  Yes, I think it’s - this is Ed.  I think it is fair to say.  That’s why, as Dave - as David mentioned, strategic plan has been in the formation process to take us out through 2015 and growth of the Company is a major piece of that, that could come through acquisitions, and as you had indicated, building market share and taking market share in the markets that we’re in.  And -

Sumanta Biswas:  And has the number of players in the market come down at all or is it the same number?  If I’m looking at your competing banks in the area, are - has anybody closed down, shut shop?

David Mead:  I don’t think there have been any major changes in the number of players up to this point.  I do think, as we look into the future, and as we continue to see a higher level of regulations on banks smaller than us, that there will be opportunities for some consolidation.  And we are, as part of the strategic plan that we’re developing, I would expect to see that an acquisition strategy would be part of our growth plan and we do think that within our market, within our footprint, that there are a number of smaller institutions that will probably reach a point, or we anticipate might reach a point, where the strain of regulatory requirements will start to put more and more pressure on them.

Sumanta Biswas:  Um-hum.  So - okay, fair enough.  So put it in a single line in the short-term, credit conditions flat to deteriorating, and not much of visibility more than one or two quarters.  Is that fair?

Edward Sloane:  I think that’s fair.

David Mead:  It’s fair.

Sumanta Biswas:  Um-hum.  Okay, fair enough.  Thanks a lot.

David Mead:  Thank you.

Edward Sloane:  Thank you.

Facilitator:  [Facilitator Instructions.]  At this time there are no further questions.  Sir, do you have any closing remarks?

David Mead:  Yes, I want to thank everyone once again for participating.  Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under the Investor Relations section.  Thanks for your time and have a good day.

Facilitator:  This will conclude today’s conference call.

END